Holt's Cigar Holdings, Inc.
                         Pro Forma Net Income Per Share


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


                                     Year Ended                Three Months                 Three Months
                                   March 31, 1997          Ended June 30, 1996          Ended June 30, 1997
                                   --------------          -------------------          -------------------


Pro forma net income                 $1,701,906                 $  262,860                   $  820,358
                                     ----------                 ----------                   ----------

Weighted average shares
outstanding                           4,020,000                  4,020,000                    4,020,000

Equivalent shares necessary
to fund distributions to
shareholders in excess of
earnings                                144,356                    144,356                      144,356
                                     ----------                 ----------                   ----------

                                      4,164,356                  4,164,356                    4,164,356
                                     ----------                 ----------                   ----------

Pro forma net income per
share                                $     0.41                 $     0.06                   $     0.20
                                     ==========                 ==========                   ==========
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